As filed with the U.S. Securities and Exchange Commission on October 28, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

SILO PHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	2834	27-3046338
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

677 N. Washington Boulevard
Sarasota, Florida 34236
(718) 400-9031

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric Weisblum

Chief Executive Officer

Silo Pharma, Inc.

677 N. Washington Boulevard

Sarasota, Florida 34236

(718) 400-9031

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard Friedman, Esq.

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

(212) 653-8700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule l2b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒ Smaller reporting company ☒ Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offeror sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 28, 2025

Silo Pharma, Inc.

Up to 3,071,428 Shares of Upon Exercise of Certain Common Stock Purchase Warrants

This prospectus relates to the offer and resale of up to an aggregate of 3,071,428 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Silo Pharma, Inc. (the “Company”, “we”, “us” or “our”), consisting of shares of Common Stock issuable upon the exercise of: (i) common stock purchase warrants (the “Investor Warrants”), to purchase up to 2,857,143 shares of Common Stock (the “Investor Warrant Shares”), at an exercise price of $0.75 per share; issued by us to certain accredited investors on October 1, 2025 in a concurrent private placement and registered direct transaction pursuant to a securities purchase agreement, dated as of September 29, 2025 (the “Purchase Agreement”); and (ii) common stock purchase warrants (the “Placement Agent Warrants,” together with the Investor Warrants, the “Warrants”) to purchase 214,285 shares of Common Stock (the “Placement Agent Warrant Shares,” together with the Investor Warrant Shares, the “Warrant Shares”) issued to H.C. Wainwright & Co., LLC, as exclusive placement agent (the “Placement Agent”), at an exercise price of $1.0938 per share. The Investor Warrants are exercisable immediately and expire on the 5-year anniversary of the effective date of this registration statement. The Placement Agent Warrants were exercisable immediately upon issuance on October 1, 2025 and expire on September 29, 2030. The holders of the Warrants and the underlying Warrant Shares are each referred to herein as a “Selling Shareholder” and collectively as the “Selling Shareholders.”

This prospectus describes the general manner in which the Shares may be offered and sold. If necessary, the specific manner in which the Warrant Shares may be offered and sold will be described in a supplement to this prospectus. The Investor Warrants and the Private Placement Warrants were each issued to the applicable Selling Shareholders in connection with private placement offerings pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder. For additional information regarding the issuance of the Warrants and Warrant Shares, see “Registered Direct Offering and Concurrent Private Placement,” beginning on page 8.

The Shares will be resold from time to time by the Selling Shareholders listed in the section titled “Selling Shareholders” beginning on page 8.

The Selling Shareholders, or their respective transferees, pledgees, donees or other successors-in-interest, will sell the Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell their Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Shareholder may sell its Shares in the section titled “Plan of Distribution” on page 14.

We are registering the Shares on behalf of the Selling Shareholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our Common Stock by the Selling Shareholders in the offering described in this prospectus, we may receive up to (i) $0.75 per share upon the cash exercise of the Investor Warrants and (ii) $1.0938 per share upon the cash exercise of the Placement Agent Warrants Upon the exercise of the Warrants for all 3,071,428 Shares by payment of cash, we would receive aggregate gross proceeds of approximately $2.38 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

The Common Stock is currently listed on the Nasdaq Capital Market under the symbol “SILO” On October 27, 2025, the last reported sale price of our Common Stock was $0.5690.

This offering will terminate on the earlier of (i) the date when all of the Securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act, and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 7 and in the documents which are incorporated by reference herein before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus relates to the offer and resale of up to an aggregate of 3,071,428 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Silo Pharma, Inc. (the “Company”, “we”, “us” or “our”), consisting of shares of Common Stock issuable upon the exercise of: (i) common stock purchase warrants (the “Investor Warrants”), to purchase up to 2,857,143 shares of Common Stock (the “Investor Warrant Shares”), at an exercise price of $0.75 per share; issued by us to certain accredited investors on October 1, 2025 in a concurrent private placement and registered direct transaction pursuant to a securities purchase agreement, dated as of September 29, 2025 (the “Purchase Agreement”); and (ii) common stock purchase warrants (the “Placement Agent Warrants,” together with the Investor Warrants, the “Warrants”) to purchase 214,285 shares of Common Stock (the “Placement Agent Warrant Shares,” together with the Investor Warrant Shares, the “Warrant Shares”) issued to H.C. Wainwright & Co., LLC, as exclusive placement agent (the “Placement Agent”), at an exercise price of $1.0938 per share. The Investor Warrants are exercisable immediately and expire on the 5-year anniversary of the effective date of this registration statement. The Placement Agent Warrants were exercisable immediately upon issuance on October 1, 2025 and expire on September 29, 2030. The holders of the Warrants and the underlying Warrant Shares are each referred to herein as a “Selling Shareholder” and collectively as the “Selling Shareholders.” For additional information regarding the issuance of the Warrants and Warrant Shares, see “Registered Direct Offering and Concurrent Private Placement” beginning on page 8. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of our common stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus or any prospectus supplement - the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of our common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to “SILO”, the “Company”, “we”, “our” or “us” refer to Silo Pharma, Inc., a Nevada corporation, and its subsidiaries on a consolidated basis.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any amendment and the information incorporated by reference into this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions including any potential strategic transaction involving us, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in this prospectus and in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act incorporated by reference into this prospectus. The forward-looking statements in this prospectus, and the information incorporated by reference herein represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and in any documents that we incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors”, “Special Note Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein, before making a decision about whether to invest in our securities.

Overview

We are a diversified developmental-stage biopharmaceutical and cryptocurrency treasury company. Our therapeutic focus is on developing novel therapeutics that address underserved conditions including PTSD, stress-induced anxiety disorders, fibromyalgia, and central nervous system (CNS) diseases. We are focused on developing novel therapies that include conventional drugs and psychedelic formulations. The Company’s lead program, SPC-15, is an intranasal drug targeting PTSD and stress-induced anxiety disorders. SP-26 is a time-release ketamine-based loaded implant for fibromyalgia and chronic pain relief. Silo’s two preclinical programs are SPC-14, an intranasal compound for the treatment of Alzheimer’s disease, and SPU-16, a CNS-homing peptide targeting the central nervous system with initial research indication in multiple sclerosis (MS).

Therapeutics

We seek to acquire and/or develop intellectual property or technology rights from leading universities and researchers to treat rare diseases, including the use of psychedelic drugs, such as psilocybin, ketamine, and the potential benefits they may have in certain cases involving depression, mental health issues and neurological disorders. We are focused on developing traditional therapeutics and psychedelic medicine. The company concentrates on the development and commercialization of therapies for unmet needs from indications such as depression, post-traumatic stress disorder (“PTSD”), and other rare neurological disorders. Our mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the health care industry.

Psilocybin is considered a serotonergic hallucinogen and is an active ingredient in some species of mushrooms. Recent industry studies using psychedelics, such as psilocybin, have been promising, and we believe there is a large unmet need with many people suffering from depression, mental health issues and neurological disorders. While classified as a Schedule I substance under the Controlled Substances Act (“CSA”), there is an accumulating body of evidence that psilocybin may have beneficial effects on depression and other mental health conditions. Therefore, the U.S. Food and Drug Administration (“FDA”) and U.S. Drug Enforcement Agency (“DEA”) have permitted the use of psilocybin in clinical studies for the treatment of a range of psychiatric conditions.

The potential of psilocybin therapy in mental health conditions has been demonstrated in a number of academic-sponsored studies over the last decade. In these early studies, it was observed that psilocybin therapy provided rapid reductions in depression symptoms after a single high dose, with antidepressant effects lasting for up to at least six months for a number of patients. These studies assessed symptoms related to depression and anxiety through a number of widely used and validated scales. The data generated by these studies suggest that psilocybin is generally well-tolerated and may have the potential to treat depression when administered with psychological support.

We have engaged in discussions with a number of world-renowned educational institutions and advisors regarding potential opportunities and have formed a scientific advisory board that is intended to help advise management regarding potential acquisition and development of products.

In addition, as more fully described below, we have entered into a license agreement with the University of Maryland, Baltimore, and are developing a Ketamine polymer implant. In addition, we into a sponsored research agreement with Columbia University for the study of ketamine in combination with other drugs for treatment of Alzheimer’s and depression disorders and we have also entered into an exclusive license agreement with Columbia under which we have rights to certain patents and inventions relating to the treatment of Alzheimer’s disease and stress-induced affective disorders using Ketamine in combination with certain other compounds.

We plan to actively pursue the acquisition and/or development of intellectual property or technology rights to treat rare diseases, and to ultimately expand our business to focus on this new line of business.

Product Candidates

We are currently focusing on four product candidates:

1.	SPC-15 for stress-induced psychiatric disorders, including PTSD and anxiety;

2.	SP-26 for treatments of fibromyalgia and chronic pain;

3.	SPC-14 for treatment of Alzheimer’s disease; and

4.	SPU-16 for CNS disorders, initially targeting multiple sclerosis.

SPC-15: Intranasal Treatment for PTSD and Anxiety Disorders

Our lead product candidate, SPC-15, is designed as a novel serotonin 4 (5-HT4) receptor agonist that utilizes biomarkers for treatment of stress-induced psychiatric disorders such as PTSD and anxiety disorders. This innovative treatment is administered via an intranasal formulation, potentially qualifying for the FDA’s streamlined 505(b)(2) regulatory pathway, which could expedite its approval process. We are actively collaborating with Columbia University, holding exclusive global rights to develop and commercialize SPC-15, pursuant to and the exclusive license agreement entered into with Columbia on July 1, 2024.

On November 15, 2023, we entered into an exclusive license agreement with Medspray Pharma BV for its proprietary patented soft mist nasal spray technology, as the delivery mechanism for SPC-15, which agreement has an effective date of October 31, 2023. Preclinical and formulation studies were completed in the first half of 2024 and on June 4, 2024 the Company submitted a pre-Investigational New Drug (pre-IND) briefing package and meeting request to the U.S. Food and Drug Administration (FDA) for SPC-15, Silo’s intranasal prophylactic treatment for post-traumatic stress disorder (PTSD) and stress-induced anxiety disorder. In September 2024, we had a pre-IND meeting with the FDA to align on the 505(b)(2) regulatory pathway for approval of SPC-15 and review our proposed plan to support opening an IND.

Currently, we are conducting GLP-compliant pharmacokinetic and pharmacodynamic studies and in early March 2025 we completed first dosing in an IND-enabling GLP-compliant toxicology and toxicokinetics, and we are aiming for an IND submission in 2026. The preclinical data suggests additional applications for eating disorders and anorexia, as well as enhanced efficacy when combined with an NMDA receptor antagonist for major depressive disorder and other severe stress-related conditions.

We believe our patented intranasal nose-to-brain drug dispersion technology provides a competitive advantage by increasing brain drug concentration, ensuring a faster onset of therapeutic effects with optimized safety.

SP-26: Ketamine Implant for Fibromyalgia

SP-26 represents a novel approach to treating chronic pain and fibromyalgia through a ketamine-based injectable dissolvable polymer implant. Designed for subcutaneous insertion, SP-26 focuses on regulating dosage and time release to provide sustained relief from chronic pain, offering a potentially safer alternative to opioids. Presently, our SP-26 product is in preclinical research. Initial animal studies, which began in early 2025, are evaluating the implant’s dosage, time release, and absorption.

In March 2023, we filed a provisional patent application with the USPTO to use SP-26 for treatment of chronic pain, including fibromyalgia. We intend to develop SP-26 following the Section 505(b)(2) regulatory pathway of the FDA rules. Section 505(b)(2) of the FDCA was enacted to enable sponsors to seek NDA approval for novel repurposed drugs without the need for such sponsors to undertake time consuming and expensive pre-clinical safety studies and Phase 1 safety studies. Proceeding under this regulatory pathway, we will be able to rely upon publicly available data with respect to our active ingredient in our NDA submission to the FDA for marketing approval.

Fibromyalgia affects approximately 4 million U.S. adults (2% of the population). We believe SP-26’s implant design provides a compelling non-opioid alternative to traditional pain management, improving dosage control compared to intravenous delivery.

SPC-14: Treatment for Alzheimer’s Disease

SPC-14 targets glutamate receptor NDMAR and serotonin 5-HT4 to address cognitive and neuropsychiatric symptoms in Alzheimer’s disease. Given the global Alzheimer’s therapeutics market is projected to exceed $30.8 billion by 2033, SPC-14 presents a promising opportunity. SPC-14 was developed under a sponsored research agreement with Columbia University and we have exclusive global rights to develop and commercialize SPC-14, pursuant to and that certain exclusive license agreement entered into with Columbia on July 1, 2024. On October 13, 2022, we extended the term of the sponsored research agreement with Columbia to conduct further research studies into the mechanism of action of SPC-14 in the treatment of Alzheimer’s disease. In addition, we have been granted an option to license certain assets currently under development, including SPC-14 for the treatment of Alzheimer’s disease.

We believe our SPC-14 product has shown efficacy against luteinizing hormone (LH) in attenuating learned helplessness, preservative behavior and hyponeophagia (a measure of anxiety).

SPU-16: Treatment for CNS Disorders, Initial Indication for Multiple Sclerosis

SPU-16 is a promising candidate targeting central nervous system (CNS) disorders, with an initial indication for multiple sclerosis. On February 12, 2021, we entered into a Master License Agreement (the “UMB License Agreement”) with the University of Maryland, Baltimore (“UMB”) pursuant to which UMB granted us an exclusive, worldwide, sublicensable, royalty-bearing license to certain intellectual property (i) to make, have made, use, sell, offer to sell, and import certain licensed products and (ii) to use the invention titled “Central nervous system-homing peptides in vivo and their use for the investigation and treatment of multiple sclerosis and other neuroinflammatory pathology,” or SPU-16.

On April 11, 2023, certain intellectual property under the UMB License Agreement described above were issued a patent from the U.S. Patent & Trademark Office (USPTO) for “Peptide-Targeted Liposomal Delivery For Treatment, Diagnosis, and Imaging of Diseases and Disorders” (US 11,766,403, B2).

On July 8, 2025, we entered into a Termination, Commercial Evaluation License, and Option Agreement (the “July 2025 Agreement”) UMB which terminates the UMB License Agreement, previously in effect between the us and UMB, and provides us with an exclusive, non-transferable evaluation license, as well as an exclusive option to negotiate a new exclusive commercial license, with respect to certain intellectual property related to central nervous system-homing peptides (the “Invention” and related “Patent Rights”) that were previously licensed under the UMB License Agreement.

Pursuant to the July 2025 Agreement, we were granted an exclusive option (the “Option”), exercisable during the term of the July 2025 Agreement, to negotiate and obtain an exclusive, sublicensable, royalty-bearing license to the Invention and Patent Rights for the therapeutic treatment of neuroinflammatory disease worldwide. The Option may be exercised by (i) providing written notice and submitting an acceptable commercialization plan to UMB, and (ii) paying a $1,000 option fee, which is creditable against certain future expenses if a commercial license is executed. The Agreement was effective as of July 8, 2025, and will expire on March 31, 2026, unless earlier terminated or superseded by a new definitive license agreement upon exercise of the Option.

We believe SPU-16 provides a competitive advantage by using homing peptides to reduce toxicity while enhancing therapeutic payload delivery.

Product Development Pipeline

The following table summarizes our product development pipeline.

Cryptocurrency Treasury Strategy

Our strategy changed to include cryptocurrency treasury strategy in August 2025 which is expected to focus on the acquisition of leading digital assets. Management will focus a portion of our resources to this cryptocurrency strategy.

Recent Developments

On August 4, 2025, our Board of Directors (“Board”) approved the establishment of a cryptocurrency advisory board (the “Crypto Advisory Board”) which will initially consist of up to three (3) members in connection with the Company’s cryptocurrency treasury strategy focused on leading digital assets, including Bitcoin, Ethereum, and Solana. On August 4, 2025, the Board appointed Corwin Yu as the initial member of the Crypto Advisory Board.

On August 5, 2025, we announced the launch of a cryptocurrency treasury strategy which is expected to focus on the acquisition of leading digital assets. We currently hold approximately $400,000 in digital assets.

On September 23, 2025, the Company announced that it engaged Fireblocks, an enterprise platform for building blockchain applications and managing digital asset operations, as custodian for its institutional crypto treasury platform.

Registered Direct Offering and Concurrent Private Placement

For a discussion of this transaction please see “Registered Direct Offering And Concurrent Private Placement” beginning on page 8.

Our Corporate Information

We were incorporated as in the State of New York on July 13, 2010. On January 24, 2013, we changed our state of incorporation from New York to Delaware. On December 19, 2023, we changed our state of incorporation from Delaware to Nevada. Our principal executive offices are located at 677 N. Washington Blvd, Sarasota FL 34236 and our telephone number is (718) 400-9031.

ABOUT THIS OFFERING

This prospectus relates to the offer and resale by the Selling Shareholders of up to 3,071,428 shares of restricted Common Stock and Common Stock issuable upon the exercise of the Warrants. All of the Shares, if and when sold, will be sold by the Selling Shareholders. The Selling Shareholders may sell the Shares from time to time at prevailing market prices or at privately negotiated prices.

Shares offered by the Selling Shareholders:

Up to 3,071,428 shares of Common Stock consisting of: (i) 2,857,143 shares of Common Stock upon exercise of the Investor Warrants; and (ii) 214,285 shares of Common Stock issuable upon exercise of the Placement Agent Warrants.

Shares of Common Stock outstanding after completion of this offering (assuming full exercise of the Warrants for cash that are exercisable for the Warrant Shares offered hereby):	16,389,701 shares(1)

Use of proceeds:	We will not receive any proceeds from any sale of the Shares by the Selling Shareholders. We will receive proceeds in the event that any of the Warrants are exercised at the exercise prices per share for cash which would result in gross proceeds of approximately $2.38 million. Any proceeds that we receive from the exercise of the Warrants will be used for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. See “Use of Proceeds.”

Risk factors:

An investment in the shares of Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 7, other information in this prospectus and in the documents incorporated by reference herein for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations

NASDAQ symbol:	SILO

(1)	The number of shares of Common Stock to be outstanding immediately after this offering is based on 13,318,273 shares of Common Stock outstanding as of October 27, 2025, and excludes, as of such date:

●	22,850 shares of Common Stock issuable upon exercise of options outstanding under the Silo Pharma, Inc. Amended and Restated 2020 Omnibus, as amended (the “2020 Plan”) with a weighted-average exercise price of $9.19 per share;

●	400,000 shares of Common Stock issuable upon exercise of options outstanding under the Silo Pharma, Inc. Amended and Restated 2020 Omnibus (the “2020 Plan”) with an exercise price of $0.4289 per share;

●	45,000 shares of Common Stock issuable upon exercise of options outstanding under the Silo Pharma, Inc. Amended and Restated 2020 Omnibus (the “2020 Plan”) with an exercise price of $0.7757 per share;

●	932,150 shares of Common Stock reserved for future issuance under the 2020 Plan;

●	347,080 shares of Common Stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $15.34 per share;

●	917,432 shares of common stock issuable upon exercise of the June 2024 Warrants outstanding at an exercise price of $2.06 per share;

●	68,807 shares of common stock issuable upon exercise of June 2024 Placement Agent Warrants at an exercise price of $2.725 per share;

●	57,500 shares of Common Stock issuable upon the exercise of warrants outstanding at an exercise price of $6.25 per share;

●	763,638 shares of common stock issuable upon exercise of warrants at an exercise price of $2.75 per share.

●	57,273 shares of common stock issuable upon exercise of warrants at an exercise price of $3.438 per share.

●	4,773,340 shares of common stock issuable upon exercise of May 2025 Warrants at an exercise price of $0.60 per share.

●	250,000 shares of common stock issuable upon exercise of May 2025 Placement Agent Warrants at an exercise price of $0.75 per share;

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus and the information and documents incorporated by reference. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K and the subsequent reports that we file with the SEC which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be adversely effected. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. Please also read carefully the section above entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Resale of the Shares

The Selling Shareholders may choose to sell the Shares at prices below the current market price.

The Selling Shareholders are not restricted as to the prices at which they may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market prices could adversely affect the market price of our Common Stock.

A large number of shares of Common Stock may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell Common Stock.

Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus, including the documents incorporated by reference herein and therein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

You may experience future dilution as a result of issuance of the Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share per share. ln addition, the exercise price of the Warrants for the Warrant Shares may be or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our stock incentive programs. In addition, the issuance of the Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

REGISTERED DIRECT OFFERING AND CONCURRENT PRIVATE PLACEMENT

On September 29, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors, pursuant to which we agreed to sell to such investors 2,857,143 shares (the “Shares”) of Common Stock (the “Offering”). The Shares were offered by us pursuant to its shelf registration statement on Form S-3 (File No. 333-276658), which was declared effective by the SEC on January 30, 2024 and a related base prospectus and prospectus supplement thereunder.

Concurrently with the sale of Shares, pursuant to the Purchase Agreement in a private placement, for each Share, such investors received an unregistered warrant (the “Investor Warrant”) to purchase one share of Common Stock, or 2,857,143 shares of Common Stock in the aggregate (the “Investor Warrant Shares”). The warrants have an exercise price of $0.75 per share, and are exercisable immediately and expire on the 5-year anniversary of the effective date of this registration statement.

The closing of the sales of these securities under the September 2025 Purchase Agreement took place on October 1, 2025. The gross proceeds from the offering were approximately $2.5 million, prior to deducting placement agent’s fees and other offering expenses payable by the Company. We intend to use the net proceeds from the offering for working capital and other general corporate purposes.

On March 5, 2025, the Company entered into an engagement agreement with H.C. Wainwright & Co., LLC, as exclusive placement agent (the “Placement Agent”) as amended on each of April 8, 2025, May 6, 2025 and September 29, 2025, pursuant to which the Placement Agent agreed to act as placement agent on a reasonable “best efforts” basis in connection with the Offering. We agreed to pay the Placement Agent an aggregate cash fee equal to 7.5% of the gross proceeds from the sale of securities in the Offering and a management fee equal to 1.0% of the gross proceeds raised in the Offering. We also issued the Placement Agent’s designees warrants (the “Placement Agent Warrants”) to purchase up to 7.5% of the aggregate number of shares of Common Stock and/or Pre-Funded Warrants sold in the offering, or warrants to purchase up to 214,285 shares of Common Stock, at an exercise price equal to 125.0% of the offering price per share of Common Stock, or $1.0938 per share. The Placement Agent Warrant are exercisable immediately upon issuance on October 1, 2025 and expire on September 29, 2030.

SELLING SHAREHOLDERS

The Shares being offered by the Selling Shareholders are those issuable upon the exercise of the Warrants. For additional information regarding the issuance of these securities, see “Registered Direct Offering and Concurrent Private Placement” beginning on page 8 of this prospectus. We are registering the Warrant Shares issuable upon exercise of the Warrants in order to permit the Selling Shareholders to offer such shares for resale from time to time. Except for the ownership of the Warrants, none of the Selling Shareholders have had any material relationship with us within the past three (3) years except as set forth below.

The following table sets forth certain information with respect to each Selling Shareholder, including (i) the shares of Common Stock beneficially owned by the Selling Shareholder prior to this offering, (ii) the number of Shares, being offered by the Selling Shareholder pursuant to this prospectus and (iii) the Selling Shareholder’s beneficial ownership after completion of this offering. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of our securities, as of October 27, 2025, assuming full exercise of all Warrants held by the selling stockholders on that date, without regard to any limitations on exercise. The registration of the Shares issuable to the Selling Shareholders upon the exercise of the Warrants, does not necessarily mean that the Selling Shareholders will sell all or any of such shares, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all shares of Common Stock being offered by the Selling Shareholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Shareholders as of October 27, 2025, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, shares of Common Stock subject to warrants held by that Selling Shareholder that are exercisable for shares of Common Stock within 60 days after October 27, 2025, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

This prospectus covers the resale of up to an aggregate of 3,071,428 shares of Common Stock, consisting of:: (i) 2,857,143 shares of Common Stock issuable upon exercise of the Investor Warrants; and (ii) 214,285 shares of Common Stock issuable upon exercise of the Placement Agent Warrants. See “Direct Offering and Concurrent Private Placement” beginning on page 8 of this prospectus for further details relating to the Warrant Shares and the Warrants.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of Shares of Common Stock Beneficially Owned After Offering(2)		Percentage Beneficially Owned After Offering(2)
Anson Investments Master Fund LP(3)	952,381	(4)	732,810	--		*
Anson East Master Fund LP(3)	952,381	(5)	228,571	--		*
Intracoastal Capital LLC.(6)	1,655,287	(7)	952,381	1,741,041	(8)	9.99%
SEG Opportunity Fund LLC(9)	1,904,762	(10)	952,381	952,381	(11)	5.49%
Augustus Trading LLC(12)	373,120	(13)	137,410	395,379		*
Noam Rubinstein(12)	185,965	(14)	67,500	118,465		*
Wilson Drive Holdings LLC(12)	19,916	(15)	7,232	12,684		*
Charles Worthman(12)	5,904	(16)	2,143	3,761		*

*	Less than 1%

(1)	Represents shares of Common Stock owned by the Selling Shareholders upon full exercise of the Warrants offered hereby.

(2)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 16,389,701 shares of Common Stock, which includes 13,318,273 shares of Common Stock outstanding as of October 27, 2025 and assumes full exercise of the Warrants that are exercisable for the 3,071,428 Warrant Shares offered hereby. The calculation of beneficial ownership reported in such columns takes into account the effect of the Beneficial Ownership Limitations in any warrants held by the Selling Shareholders after this offering. We do not know when or in what amounts a Selling Shareholder may offer shares for sale. The Selling Shareholders may choose not to sell any or all of the shares offered by this prospectus. Because the Selling Shareholders may offer all or some of the Shares pursuant to this offering, we cannot estimate the number of the Shares that will be held by the Selling Shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the Shares covered by this prospectus will be sold by the Selling Shareholders and that the Selling Stockholders do not acquire beneficial ownership of any additional shares.

(3)

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of each of Anson Investments Master Fund LP (“Anson Investments”) Anson East Master Fund LP (“Anson East”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of each of Anson Investments and Anson East is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)	Common shares beneficially owned prior to the Offering include (i) 732,810 shares of common stock underlying the Investor Warrants that are being offered by the selling stockholder pursuant to this prospectus; and (ii) 228,571 shares of common stock underlying the Investor Warrants that are beneficially owned by Anson East Master Fund LP, an affiliate of the selling stockholder.

(5)	Common shares beneficially owned prior to the Offering include (i) 228,571 shares of common stock underlying the Investor Warrants that are being offered by the selling stockholder pursuant to this prospectus; and (ii) 732,810 shares of common stock underlying the Investor Warrants that are beneficially owned by Anson Investments Master Fund LP, an affiliate of the selling stockholder.

(6)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 palm Trail, Delray Beach, FL 33483.

(7)	Common stock beneficially owned prior to this offering consists of 702,906 shares of common stock and 952,381 shares of common stock underlying the Investor Warrants being offered by the selling stockholder pursuant to this prospectus. Excludes 2,392,524 shares of common stock underlying presently exercisable shares of common stock as the exercise of these warrants is subject to a beneficial ownership limitation of 4.99% of the Company’s outstanding shares of common stock

(8)	Common stock beneficially owned after the offering includes 702,906 shares of common stock and 1,038,134 shares of common stock underlying presently exercisable warrants. Excludes 1,354,390 shares of common stock under presently exercisable warrants as the exercise of these warrants is subject to a beneficial ownership limitation of 4.99% of the Company’s outstanding shares of common stock.

(9)

Joseph Reda is the manager of the selling shareholder and has voting control and investment discretion over the securities reported herein that are held by the selling shareholder. As a result, Mr. Reda may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by selling shareholder. The selling shareholder is a registered broker dealer with a registered address of 135 Sycamore Drive, Roslyn NY 11576. The selling shareholder acquired the Investor Warrants in the ordinary course of business and, at the time the Investor Warrants were acquired, the selling shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(10)

Common stock beneficially owned prior to this offering consists of 952,381 shares of common stock and 952,381 shares of common stock underlying the Investor Warrants being offered by the selling stockholder pursuant to this prospectus.

(11)	Common stock beneficially owned prior to this offering consists of 952,381 shares of common stock

(12)	Each of the selling shareholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of c/o H.C. Wainwright & Co., 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares to be sold in this offering consists of shares of common stock issuable upon exercise of Placement Agent Warrants, which were received as compensation for our private placement. The selling shareholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the selling shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(13)	Michael Vasinkevic is the manager of the selling shareholder and has voting control and investment discretion over the securities reported herein that are held by the selling shareholder Common stock beneficially owned prior to this offering consists of (i) common stock underlying the September 2025 Placement Agent Warrants to purchase 137,410 shares of common stock being offered by the selling stockholder pursuant to this prospectus; (ii) 395,379 shares of common stock underlying presently exercisable warrants held by Michael Vasinkevic, an affiliate of the selling stockholder.

(14)	Common stock beneficially owned prior to this offering consists of (i) common stock underlying the September 2025 Placement Agent Warrants to purchase 67,500 shares of common stock being offered by the selling stockholder pursuant to this prospectus; (ii) 118,465 shares of common stock underlying presently exercisable warrants.

(15)	Craig Schwabe is the manager of selling shareholder and has voting control and investment discretion over the securities reported herein that are held by the selling shareholder Common stock beneficially owned prior to this offering consists of (i) common stock underlying the September 2025 Placement Agent Warrants to purchase 7,222 shares of common stock being offered by the selling stockholder pursuant to this prospectus; (ii) 12,684 shares of common stock underlying presently exercisable warrants held by Craig Schwabe, an affiliate of the selling shareholder.

(16)	Common stock beneficially owned prior to this offering consists of (i) common stock underlying the September 2025 Placement Agent Warrants to purchase 2,143 shares of common stock being offered by the selling stockholder pursuant to this prospectus; (ii) 3,761 shares of common stock underlying presently exercisable warrants.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders pursuant to this prospectus. We may receive up to approximately $2.38 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. We intend to use any net proceeds we receive for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. We have not allocated specific amounts of net proceeds for any of these purposes.

The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants are exercisable on a cashless basis after six (6) months from the date of issuance if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the Shares. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our Board may deem relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of our common stock as of October 27, 2025 by (i) each person known to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and named executive officers as a group.

The percentage ownership information is based upon 13,318,273 common shares outstanding as of October 27, 2025. The percentage ownership information shown in the table after this offering is based upon 16,389,701 shares of Common Stock (assuming full exercise of the Warrants to purchase 3,071,428 Warrant Shares). Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules attribute beneficial ownership of securities as of a particular date to persons who hold convertible preferred stock, options or warrants to purchase shares of common stock and that are exercisable within 60 days of such date. These shares are deemed to be outstanding and beneficially owned by the person holding those convertible preferred stock, options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Silo Pharma, Inc., 677 N. Washington Boulevard, Sarasota, FL 34236.

Name and Address of Beneficial Owner	Number of Shares		Percentage of Common Stock(1)	Percentage of Common Stock Beneficially Owned After this Offering(1)
5% Stockholders:
Anson Investments Master Fund LP(2)	952,381	(3)	--	*
Anson East Master Fund LP(2)	952,381	(4)	--	*
Intracoastal Capital LLC(5)	1,400,150	(6)	9.99%	9.99	%(7)
SEG Opportunity Fund LLC(8)	1,372,161	(9)	9.99%	5.81	%(10)
Officers and Directors
Eric Weisblum	197,932		4.11%	3.33%
Daniel Ryweck	5,000		*	*
Wayne D. Linsley	3,425	(11)	*	*
Kevin Munoz	3,425	(11)	*	*
Jeff Pavell	-		*	*
All directors and executive officers as a group (5 persons)	196,282		4.42%	3.55%

*	Less than 1%

(1)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 16,389,701 shares of Common Stock, which includes 13,318,273 shares of Common Stock outstanding as of October 27 and assumes full exercise of the Warrants that are exercisable for the 3,071,428 Warrant Shares offered hereby.

(2)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of each of Anson Investments Master Fund LP (“Anson Investments”) Anson East Master Fund LP (“Anson East”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of each of Anson Investments and Anson East is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(3)	Common shares beneficially owned prior to the Offering include (i) 732,810 shares of common stock underlying the Investor Warrants that are being offered by the selling stockholder pursuant to this prospectus; and (ii) 228,571 shares of common stock underlying the Investor Warrants that are beneficially owned by Anson East Master Fund LP, an affiliate of the selling stockholder.

(4)	Common shares beneficially owned prior to the Offering include (i) 228,571 shares of common stock underlying the Investor Warrants that are being offered by the selling stockholder pursuant to this prospectus; and (ii) 732,810 shares of common stock underlying the Investor Warrants that are beneficially owned by Anson Investments Master Fund LP, an affiliate of the selling stockholder.

(5)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 palm Trail, Delray Beach, FL 33483.

(6)	Common stock beneficially owned prior to this offering consists of 702,906 shares of common stock and 697,244 shares of common stock underlying presently exercisable warrants. Excludes 2,647,661 shares of common stock underlying presently exercisable warrants stock as the exercise of these warrants are subject to a beneficial ownership limitation of 4.99% and/or 9.99% of the Company’s outstanding shares of common stock

(7)	Assumes the 952,381 Warrants Shares offered by the stockholder pursuant to this offering have been sold Common stock beneficially owned after the offering. Includes 702,906 shares of common stock and 1,038,134 shares of common stock underlying presently exercisable warrants. Excludes 1,354,390 shares of common stock under presently exercisable warrants as the exercise of these warrants is subject to a beneficial ownership limitation of 4.99% of the Company’s outstanding shares of common stock.

(8)	Joseph Reda is the manager of the selling shareholder and has voting control and investment discretion over the securities reported herein that are held by the selling shareholder. As a result, Mr. Reda may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by selling shareholder. The shareholder is a registered broker dealer with a registered address of 135 Sycamore Drive, Roslyn NY 11576.

(9)	Common stock beneficially owned prior to this offering consists of 952,381 shares of common stock and 420,080 shares of common stock underlying presently exercisable warrants. Excludes 532,301 shares of common stock underlying presently exercisable warrants stock as the exercise of these warrants are subject to a beneficial ownership limitation of 4.99% and/or 9.99% of the Company’s outstanding shares of common stock.

(10)	Assumes the 952,381 Warrants Shares offered by the stockholder pursuant to this offering have been sold Common stock beneficially owned after the offering. Includes 702,906 shares of common stock

(11)	Includes presently exercisable options to purchase 3,425 shares of common stock.

DESCRIPTION OF SECURITIES THAT THE SELLING SHAREHOLDERS ARE OFFERING

The Selling Shareholders are offering for resale up to an aggregate of 3,071,428 shares of Common Stock consisting of: (i) 2,857,143 shares of Common Stock upon exercise of the Investor Warrants; and (ii) 214,285 shares of Common Stock issuable upon exercise of the Placement Agent Warrants; The following summary of the terms of our shares of Common Stock is based upon our Articles of Incorporation and our Bylaws. The summary is not complete and is qualified by reference to our Articles of Incorporation and our Bylaws, which were filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. For a description of our Common Stock, Exhibit 4.1-Description of Securities, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025.

Our Articles of Incorporation authorizes the issuance of up to 100,000,000 shares of Common Stock, par value $0.0001 per share, and up to 5,000,000 shares of blank check preferred stock, par value $0.0001 per share. Our Board may establish the rights and preferences of the preferred stock from time to time.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in tum engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in tum may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Shareholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Shareholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Since January 1, 2021, there were no transactions o which we were a party, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this registration statement. We are not otherwise a party to a current related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sheppard Mullin Richter & Hampton LLP of New York, New York.

EXPERTS

The consolidated financial statements of Silo Pharma, Inc. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, incorporated into this prospectus and the Registration Statement on Form S-1 of which it forms a part by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report of Salberg & Company, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.wisatechnologies.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 28, 2025;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 9, 2025 and for the quarter ended June 30, 2025 filed with the SEC on August 13, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 2, 2025, March 7, 2025, March 10, 2025, May 16, 2025, July 3, 2025; July 29, 2025 and August 5, 2025; October 1, 2025 and October 24, 2025;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 5, 2025; and

●	the description of our common stock, par value $0.0001 per share, contained in Exhibit 4.1 to our Annual Report on Form 10-K filed with the SEC on March 28, 2025, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

Silo Pharma, Inc.

677 N. Washington Boulevard

Sarasota, Florida 34236

Attn.: Secretary Copies of these filings are also available through our website at https://silopharma.com/sec-filings. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

Silo Pharma, Inc.

Up to 3,071,428 Shares of Upon Exercise of Certain Common Stock Purchase Warrants

PROSPECTUS

The date of this prospectus is               , 2025.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$235.42
Transfer agent and registrar fees and expenses	$5,000.00
Legal fees and expenses	$20,000.00
Printing fees and expenses	$5,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous fees and expenses	$1,500.00
Total	$41,735.42

Item 14. Indemnification of Officers and Directors.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes (the “NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our articles of incorporation provide the personal liability of our directors is eliminated to the fullest extent permitted under the NRS.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of any action or suit. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our articles of incorporation provide for indemnification of our officers and directors to the fullest extent permissible under Nevada General Corporation Law, in accordance with the Company’s Bylaws. Our Bylaws provide for indemnification of our officers and directors to the fullest extent not prohibited by the Nevada; provided however, that we may modify the extent of such indemnification by individual contracts with its directors and officers; and provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by the board of directors; (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the corporation under the Nevada General Corporation Law or; (iv) such indemnification is a result of the enforcement of a contractual right.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

The following is a list of unregistered sales of our equity securities during the prior three years.

On June 6, 2024, we issued common stock purchase warrants to purchase 917,432 shares of common stock with an exercise price of $2.06 per share in a private placement to certain institutional investors. The proceeds were used for working capital and general corporate purposes. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended and/or Rule 506 promulgated thereunder.

On June 6, 2024, we issued common stock purchase warrants to purchase 68,807 shares of common stock at an exercise price of $2.725 to designees of H.C. Wainwright & Co, LLC, as placement agent. We did not receive any proceeds upon issuance. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended and/or Rule 506 promulgated thereunder.

On July 22, 2024, we issued common stock purchase warrants to purchase 763,638 shares of common stock with an exercise price of $2.75 per share in a private placement to certain institutional investors. The proceeds were used for working capital and general corporate purposes. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended and/or Rule 506 promulgated thereunder.

On July 22, 2024, we issued common stock purchase warrants to purchase 57,273 shares of common stock at an exercise price of $3.4375 to designees of H.C. Wainwright & Co, LLC, as placement agent. We did not receive any proceeds upon issuance. The issuance was exempt under Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

On July 29, 2025, we issued 750,000 shares of our commons stock in connection with the purchase of certain assets. The issuance was exempt under Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

On October 1, 2025, we issued common stock purchase warrants to purchase 2,857,143 shares of common stock with an exercise price of $0.75 per share in a private placement to certain institutional investors. The proceeds were used for working capital and general corporate purposes. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended and/or Rule 506 promulgated thereunder.

On October 1, 2025, we issued common stock purchase warrants to purchase 214,285 shares of common stock at an exercise price of $1.0938 to designees of H.C. Wainwright & Co, LLC, as placement agent. We did not receive any proceeds upon issuance. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended and/or Rule 506 promulgated thereunder.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on October 28, 2025.

SILO PHARMA, INC.

By:	/s/ Eric Weisblum
Eric Weisblum
Chief Executive Officer and Chairman

POWER OF ATTORNEY

I, the undersigned officers and directors of Silo Pharma, Inc., hereby severally and appoint Eric Weisblum and Daniel Ryweck, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Eric Weisblum	Chairman and Chief Executive Officer	October 28, 2025
Eric Weisblum	(principal executive officer)

/s/ Daniel Ryweck	Chief Financial Officer	October 28, 2025
Daniel Ryweck	(principal financial officer)

/s/ Wayne Linsley	Director	October 28, 2025
Wayne Linsley

Dr. Kevin Muñoz	Director	October 28, 2025
Dr. Kevin Muñoz

/s/ Jeff Pavell	Director	October 28, 2025
Jeff Pavell

EXHIBIT INDEX

Exhibits	Description
2.1	Plan of Conversion dated December 19, 2023, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 20, 2023 and incorporated herein by reference
3.1	Articles of Incorporation of Silo Pharma, Inc., a Nevada corporation, filed as an Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed with the Commission on December 20, 2023 and incorporated herein by reference.
3.2	Bylaws of Silo Pharma, Inc., a Nevada corporation, filed as an Exhibit 3.4 to the Company’s Current Report on Form 8-K, filed with the Commission on December 20, 2023 and incorporated herein by reference.
3.3	Articles of Conversion filed with the Nevada Secretary of State on December 19, 2023, filed as an Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 20, 2023 and incorporated herein by reference.
3.4	Certificate of Conversion filed with the Delaware Secretary of State on December 19, 2023, filed as an Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on December 20, 2023 and incorporated herein by reference.
4.1	Description of the Registrant’s Securities, filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Commission on March 25, 2024 and incorporated herein by reference.
4.2	Form of Representative’s Warrant, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2022 and incorporated herein by reference.
4.3	Form of Warrant, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2024 and incorporated herein by reference.
4.4	Form of Placement Agent Warrant, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2024 and incorporated herein by reference.
4.5	Form of Warrant, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2024 and incorporated herein by reference.
4.6	Form of Placement Agent Warrant, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2024 and incorporated herein by reference.
4.7	Form of Prefunded Warrant, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2025 and incorporated herein by reference.
4.9	Form of Series A-1 Warrant, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2025 and incorporated herein by reference.
4.9	Form of Series A-2 Warrant, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2025 and incorporated herein by reference.
4.10	Form of Placement Agent Warrant, filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2025 and incorporated herein by reference.
4.11	Form of Common Stock Warrant, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2025 and incorporated herein by reference.
4.12	Form of Placement Agent Warrant, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2025 and incorporated herein by reference.
5.1*	Opinion of Sheppard Mullin Richter & Hampton LLP
10.1	Stock Purchase Agreement dated April 24, 2013 between Point Capital, Inc. and Alpha Capital Anstalt, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on April 30, 2013 and incorporated herein by reference.
10.2	Corrected Asset Purchase Agreement with Blind Faith Concepts Holdings, Inc. dated September 28, 2018, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on December 20, 2018 and incorporated herein by reference.
10.3	Form of Return to Treasury Agreement, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on December 20, 2018 and incorporated herein by reference.

10.4	Form of Securities Purchase Agreement, dated October 2019, between Uppercut Brands, Inc., and Investors, filed as an exhibit to the Annual Report on Form 10-K filed with the Commission on March 20, 2020 and incorporated herein by reference.
10.5	Form of convertible note agreement with Investors dated October 2019, filed as an exhibit to the Annual Report on Form 10-K filed with the Commission on March 20, 2020 and incorporated herein by reference.
10.6	Form of Warrant, dated October 2019, filed as an exhibit to the Quarterly Report on Form 10-Q filed with the Commission on November 13, 2019 and incorporated herein by reference.
10.7	Form of Securities Purchase Agreement for the purchase of Series B preferred shares, dated November 2019, between Uppercut Brands, Inc., and Investors, filed as an exhibit to the Annual Report on Form 10-K filed with the Commission on March 20, 2020 and incorporated herein by reference.
10.8	Form of Warrant related to Series B preferred shares, dated November 2019, between Uppercut Brands, Inc., and Investors, filed as an exhibit to the Annual Report on Form 10-K, filed with the Commission on March 20, 2020 and incorporated herein by reference.
10.9	Form of registration rights agreement related to Series B preferred shares, dated November 2019, between Uppercut Brands, Inc., and Investors, filed as an exhibit to the Annual Report on Form 10-K filed with the Commission on March 20, 2020 and incorporated herein by reference.

10.10	Form of Exchange Agreement for Convertible Notes, dated as of April 15, 2020, filed as an exhibit to the Current Report on Form 8-K/A, filed with the Commission on April 22, 2020 and incorporated herein by reference.
10.11	Form of Exchange Agreement for Series B Preferred Stock, dated as of April 15, 2020, filed as an exhibit to the Current Report on Form 8-K/A, filed with the Commission on April 22, 2020 and incorporated herein by reference.
10.12	Form of Subscription Agreement, dated as of April 17, 2020, filed as an exhibit to the Current Report on Form 8-K/A, filed with the Commission on April 22, 2020 and incorporated herein by reference.
10.13	Form of Consulting Agreement, dated as of April 17, 2020, filed as an exhibit to the Current Report on Form 8-K/A, filed with the Commission on April 22, 2020 and incorporated herein by reference.
10.14	Form of Advisory Agreement, dated as of April 17, 2020, filed as an exhibit to the Current Report on Form 8-K/A, filed with the Commission on April 22, 2020 and incorporated herein by reference.
10.15	Form of Securities Purchase Agreement, dated as of April 28, 2020, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on April 28, 2020 and incorporated herein by reference.
10.16	Form of Registration Rights Agreement, dated as of April 28, 2020, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on April 28, 2020 and incorporated herein by reference.
10.17	Form of Lock-Up Agreement, dated as of April 28, 2020, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on April 28, 2020 and incorporated herein by reference.
10.18	Patent License Agreement by and among the Company and Silo Pharma, Inc., a Florida corporation and their affiliates and subsidiaries and AIkido Pharma Inc., filed as an exhibit to the Current Report on Form 8-K filed with the Commission on January 11, 2021 and incorporated herein by reference.
10.19	Sponsored Research Agreement by and between the Company and the University of Maryland, Baltimore, filed as an exhibit to the Current Report on Form 8-K filed with the Commission on January 11, 2021 and incorporated herein by reference.
10.20+	Silo Pharma, Inc. 2020 Omnibus Equity Incentive Plan, filed as an exhibit to the Current Report on Form 8-K filed with the Commission on January 28, 2021 and incorporated herein by reference.
10.21	Form of Securities Purchase Agreement, dated as of February 9, 2021, between Silo Pharma, Inc. and the signatories thereto (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 10, 2021)
10.22	Form of Warrant (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 10, 2021)
10.23	Form of Registration Rights Agreement, dated as of February 9, 2021, between Silo Pharma, Inc. and the signatories thereto (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on February 10, 2021)
10.24	Form of Lock-Up Agreement, dated as of February 9, 2021 (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on February 10, 2021)
10.25	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K/A filed on February 12, 2021)

10.26#	Master License Agreement, dated February 12, 2021, by and between the Company and the University of Maryland, Baltimore (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 16, 2021)
10.27#	Letter of Intent, dated February 12, 2021, by and between the Company and Aikido Pharma, Inc. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 16, 2021)
10.28	Patent License Agreement by and among the Company and Silo Pharma, Inc., a Florida corporation and their affiliates and subsidiaries and Aikido Pharma Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 11, 2021).
10.29	Sponsored Research Agreement by and between the Company and the University of Maryland, Baltimore (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 11, 2021).
10.30	Underwriting Agreement by and between the Company and Laidlaw & Company (UK) Ltd., as representative of the several underwriters named therein, dated September 26, 2022. (Incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on September 30, 2022.)
10.31	Representative’s Warrant, dated as of September 29, 2022. (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 30, 2022.)
10.32	Ryweck Employment Agreement, dated September 28, 2022. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 30, 2022.)
10.33	Form of First Amendment to Sponsored Research Agreement by and between the Company and Columbia University. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report om Form 8-K filed with the SEC on October 18, 2022).
10.34	Employment Agreement by and between the Company and Eric Weisblum, dated October 12, 2022. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 18, 2022).
10.35	First Amendment to Employment Agreement by and between the Company and Daniel Ryweck, dated October 12, 2022. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 18, 2022).
10.36	Silo Pharma, Inc. Amended and Restated 2020 Omnibus Equity Incentive Plan, filed as Appendix A to the Company Definitive Proxy Statement on Schedule 14A filed with the SEC on October 23, 2023 and incorporated herein by reference.
10.37	Form of Securities Purchase Agreement, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2024 and incorporated herein by reference.
10.38	Form of Lock-Up Agreement, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2024 and incorporated herein by reference.
10.29	Exclusive License Agreement dated June 28, 2024 with Columbia University, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2024 and incorporated herein by reference.
10.40	Form of Securities Purchase Agreement, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2024 and incorporated herein by reference.
10.41	Form of Lock-Up Agreement, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2024 and incorporated by reference herein.
10.42	Second Amendment to Employment Agreement dated November 11, 2024 between the Company and Daniel Ryweck, filed as Exhibit 10.3 to our Quarterly Report on Form 10-Q for the period ended September 30, 2024 and incorporated herein by reference.
10.43	Form of Stock Purchase Agreement, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2025 and incorporated herein by reference.
10.44	Form of Lockup Agreement, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2025 and incorporated herein by reference.
10.45	Termination, Commercial Evaluation License, and Option Agreement, dated July 8, 2025, by and between the Company and the University of Maryland, Baltimore, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 10, 2025 and incorporated herein by reference.
10.46	Asset Purchase Agreement, dated July 29, 2025, between the Company and MAVS Holdings LLC., filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2025 and incorporated herein by reference.
10.47	Form of Securities Purchase Agreement, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2205 and incorporated herein by reference.
21.1	Subsidiaries, filed as Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Commission on March 25, 2024 and incorporated herein by reference.
23.1*	Consent of Salberg & Company, P.A.
23.2*	Consent of Sheppard Mullin Richter & Hampton LLC (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing fee table

*	Filed herewith
**	Certain confidential portions of this exhibit have been redacted from the publicly filed document because such portions are (i) not material and (ii) would be competitively harmful if publicly disclosed.
+	Indicates a management contract or any compensatory plan, contract or arrangement.
#	Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).